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                                                                   Exhibit 99.1

                                                           Contact: Ely Callaway
                                                                    Larry Dorman
                                                                    760-931-1771

            ELY CALLAWAY TO REMAIN AS CALLAWAY GOLF CEO AND PRESIDENT
                     AS THE COMPANY FOCUSES TOP MANAGEMENT
                           ON GROWING THE GAME OF GOLF

         CARLSBAD, CA, November 13, 2000 - Callaway Golf Company (NYSE:ELY) announced today that Founder, Chairman and CEO Ely Callaway will remain indefinitely in his current leadership role with the Company. The Callaway Golf Board of Directors has asked Mr. Callaway to continue as Chairman of the Board and CEO while also taking on the title and duties of President, and Mr. Callaway has agreed.

         "I am invigorated by the Company's new opportunities, direction and new policy of growing the company specifically and growing the game of golf generally by offering golfers a choice between drivers that do conform with USGA regulations and drivers that do not conform," Mr. Callaway said. "I think this is the most exciting time for me in golf since the introduction of the original Big Bertha Driver in 1991, and because of this I look forward to continuing to lead the company toward capitalizing on its new and exceptional opportunities."

         Mr. Callaway said that he and the Board have requested that Chuck Yash immediately begin devoting his full time and attention to leading a team of top people to implement Callaway Golf's new policy. Mr. Yash will assume the new role of Vice Chairman of the Board and Senior Executive Vice President in charge of directing the company's efforts to "Grow the Game." Mr. Yash will report directly to Ely Callaway.

         "With Chuck's knowledge of and vision for the game, his established reputation in the industry, and great leadership skills, we hope to be a strong force working to change attitudes - including attitudes on equipment - that might act as barriers to the growth of the game of golf in the United States," Mr. Callaway said. "In order to give Chuck the time to devote to this unusual and important task, I will again assume the title of President of the Company and will continue as CEO."

         This new Callaway Golf task force, whose primary purpose will be to focus upon ways to encourage the growth of the game, will report directly to Chuck Yash in his new position. That group is in the process of being formed by Mr. Yash from people both inside and outside the Company.

         Mr. Callaway also announced the formation of a newly constituted Senior Management Committee, composed of top officers of the company, which will assist him in guiding and operating the company in the days ahead. This group will report directly to Mr. Callaway. In addition to Mr. Yash, those included in the committee are: Ron

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Drapeau, Senior Executive Vice President, Manufacturing; Richard Helmstetter,
Senior Executive Vice President, R&D; Steve McCracken, Senior Executive Vice President and Chief Legal Officer; Brad Holiday, Executive Vice President and Chief Financial Officer; Mick McCormick, Executive Vice President, Global Sales; and Ian Rowden, Executive Vice President, Global Advertising. Said Mr. Callaway, "Having consolidated our golf ball business into the management structure of our overall global golf club business three months ago, the Directors and I believe that in this group we have assembled a very strong, talented and capable senior management team that can take full advantage of the Company's unusual opportunities."

         Mr. Callaway said that the company's new policy and the consequent need for the new task force grew in large part out of the USGA's decision in 1998 to break ranks with the Royal and Ancient Golf Club of St. Andrews, Scotland (R&A) and to institute its own rule limiting the C.O.R. ("coefficient of restitution") on drivers. The R&A, which originates and oversees the rules of golf in all countries outside the United States, Canada and Mexico, continued its own study of whether modern drivers hit the ball too far, and whether they pose a threat to the integrity of the game. In early Fall of 2000, the R&A announced its conclusion that modern drivers do not pose a threat to the integrity of the game and are therefore approved for play for all golfers, in tournaments as well as recreational play, in some of the major areas where golf has long been played - such as Great Britain, Europe, South Africa, South America, Japan and Asia.

         In light of the USGA's action, Callaway Golf continues to offer in the U.S. a large and complete line of equipment that conforms to USGA rules. However, the Company agrees with the R&A that recreational golfers should be allowed to take advantage of the latest in golf club technology without threatening the integrity of the game. In the Company's opinion, the USGA rules would needlessly deprive recreational golfers in the U.S. the opportunity to use drivers that could make the game more enjoyable. On October 18, 2000 the company announced at a global news conference that it was adding a new line of drivers - the "non-conforming" Big Bertha-Registered Trademark- ERC-TM- II Forged Titanium Drivers - for sale in the United States and around the world.

         Each of the Company's new drivers will be permanently marked on the clubhead as follows: the new conforming Hawk Eye VFT Driver carries the inscription "CONFORMS WITH USGA RULES, APP. II, 5a"; the new non-conforming ERC II Driver carries the inscription "NON-CONFORMING WITH USGA RULES, APP. II, 5a." Each new driver also has a face sticker clearly identifying it as it either "Conforming" or "Non-Conforming".

         The new ERC II Drivers do not conform to the USGA's Rules because they exceed the USGA's limits on a driver's C.O.R. - a measure of the efficiency with which a club transfers the energy generated by a golfer's swing to a golf ball. These non-conforming drivers are intended for use by U.S. golfers who play recreational golf for fun. Callaway does not intend or recommend that the ERC II be used in tournament play or any other competition governed by USGA Rules.

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         "We feel our innovative step in introducing a superior driver for use by recreational golfers in the United States will help the game of golf to grow," Mr. Callaway said. "Golf is probably the most difficult game ever devised. Many people quit the game entirely after periods of struggle. We think that millions of Americans want to play the game of golf for fun and relaxation with friends and family, and do not see themselves as necessarily playing at the same competitive level as professionals or top amateurs. We are confident that a driver like our new ERC II will add to their enjoyment of the game without threatening the fundamental nature of the game.

         "Over time, helping to make golf more enjoyable and friendly should attract more beginners to the game and help keep people playing the game longer," Mr. Callaway continued. "Much of our business in the future, and much of the business for everyone else associated with the game of golf in the future, will depend upon successful efforts such as this one intended to grow the game."

         The Company's other products, including its new Big Bertha Hawk Eye-Registered Trademark- VFT-TM- Titanium Drivers and Fairway Woods do conform to USGA Rules and are offered for use in rounds played in the U.S. in tournaments or other events subject to the USGA's Rules.

         "With our core line of USGA-conforming woods and irons, we hope to provide the highest level of performance and enjoyment ever for those skilled at the game and competing at tournament levels," Mr. Callaway said. "For recreational golfers, we think the ERC II Driver offers a better chance to hit their drives a little farther and with somewhat better control of accuracy than they can with any other driver our company has ever offered. We believe, as do many others, that this will be very good for the game of golf and, of course, good for our Company."


CALLAWAY GOLF COMPANY MAKES AND SELLS BIG BERTHA-Registered Trademark- Metal Woods and Irons, including Big Bertha ERC-TM- II Forged TITANIUM DRIVERS, BIG BERTHA HAWK EYE-Registered Trademark- VFT-TM- Titanium Drivers and Fairway Woods, Great Big Bertha-Registered Trademark- Hawk Eye TITANIUM DRIVERS AND FAIRWAY WOODS, BIG BERTHA STEELHEAD PLUS-TM- Stainless Steel Drivers and Fairway Woods, Hawk EYE TUNGSTEN INJECTED-TM- Titanium Irons, Steelhead-TM-X-14-Registered Trademark- and Steelhead X-14 Pro Series Stainless Steel Irons, and BOBBY JONES-Registered Trademark- and Carlsbad Series-TM- Putters. Callaway Golf Company also makes and sells Odyssey-Registered Trademark- Putters, INCLUDING WHITE HOT-TM-, TriHot-TM-, and Dual Force-Registered Trademark-Putters. Callaway Golf Ball Company, a wholly-owned subsidiary of CALLAWAY GOLF COMPANY, MAKES AND SELLS THE CALLAWAY GOLF-Registered Trademark- Rule 35-TM-Firmfeel-TM- and Softfeel-TM- golf balls.

FOR MORE INFORMATION ABOUT CALLAWAY GOLF COMPANY, PLEASE VISIT OUR WEB SITES AT WWW.CALLAWAYGOLF.COM, WWW.CALLAWAYGOLFBALL.COM AND WWW.ODYSSEYGOLF.COM.